Designated Filer:	Steven A Cohen
Issuer & Ticker Symbol:	Laureate Education, Inc. [LAUR]
Date of Event Requiring Statement:	May 12, 2020

Explanation of Responses:

1. The reported transaction involves a grant of 3,405 shares of Class A Common Stock and 10,215 restricted stock units (“RSUs”) issued directly to Andrew Cohen (“AC”) by Laureate Education, Inc. (the “Company”) as part of the 2020 annual retainer for non-employee director service in connection with AC’s service as a director of the Company.  AC is an employee of an affiliate of CPV Holdings, LLC ("CPV") and he has an obligation to transfer these shares and restricted stock units for no consideration to CPV; therefore he has no pecuniary interest in the shares of Class A Common Stock or RSUs reported herein.  Steven A. Cohen (“SC”) may be deemed to have an indirect pecuniary interest in these shares by virtue of membership interests he holds in CPV.  The shares of Class A Common Stock vested as of the grant date and the RSUs will vest ratably in three installments at the end of each of the remaining calendar quarters of 2020, provided that AC continues to serve as a director of the Company.

2. The Reporting Person disclaims beneficial ownership of the securities reported herein, except to the extent of the Reporting Person’s pecuniary interest therein.  This filing shall not be deemed an admission that the Reporting Person is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of any securities reported herein for purposes of Section 16 of the Exchange Act or otherwise.